EXHIBIT NO. 11
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                                        GRACO INC. AND SUBSIDIARIES

                               COMPUTATION OF NET EARNINGS PER COMMON SHARE

                                                (Unaudited)

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                                                Thirteen Weeks Ended                Thirty-Nine Weeks Ended
                                           Sept. 30, 1994    Sept. 24, 1993    Sept. 30, 1994     Sept. 24, 1993
                                                            (In thousands except per share amounts)

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Net earnings applicable to common stock:

  Net earnings                                     $4,248            $3,463           $10,279            $10,149

  Less dividends on preferred stock                    19                19                56                 56

                                                   $4,229            $3,444           $10,223            $10,093


Average number of common and common
  equivalent shares outstanding:

  Average number of common
    shares outstanding                             11,554            11,393            11,554             11,329

  Dilutive effect of stock options
    computed on the treasury stock method              25                87                58                 75


                                                   11,579            11,480            11,612             11,404


Net earnings per common share
  and common equivalent share                       $0.37             $0.30             $0.88              $0.88



Primary and fully diluted earnings per share are substantially the same.
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